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EXHIBIT 12

HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                                                                                        Three months ended
                                                                                                 March 31,
(In millions)                                                                 2002                    2001
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                                                                          (RESTATED)             (RESTATED)
Net income                                                                $  491.0                $  405.5
Income taxes                                                                 254.5                   218.5
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Income before income taxes                                                   745.5                   624.0
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Fixed charges:
      Interest expense (1)                                                   937.2                 1,115.3
      Interest portion of rentals (2)                                         16.4                    14.9
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Total fixed charges                                                          953.6                 1,130.2
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Total earnings as defined                                                 $1,699.1                $1,754.2
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Ratio of earnings to fixed charges                                            1.78                    1.55
Preferred stock dividends (3)                                             $   12.9                $    3.5
Ratio of earnings to combined fixed charges
      and preferred stock dividends                                           1.76                    1.55
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(1)  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.1 percent for the three months ended March 31, 2002 and 35.0 percent for the same period in 2001.

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